Exhibit 99.1

Omnicom Group Appoints Patricia Salas Pineda and Mark D. Gerstein to Board of Directors

NEW YORK, Feb. 22, 2022 -- Omnicom Group Inc. (NYSE: OMC) today announced two new members of its Board of Directors. Patricia Salas Pineda has been appointed an independent director and member of the Governance Committee, effective immediately. Mark D. Gerstein has been appointed an independent director effective May 1, 2022, and he will join the Finance Committee.

The two appointments increase the size of the Board of Directors to 11 members, 10 of whom are independent. Within this diverse Board, seven members are women, four are African American and one is Latina.

“We speak at length about proper representation and inclusion within our company, and this starts at the top,” said John Wren, Chairman and CEO of Omnicom Group. “As we conducted our extensive search, we looked for candidates who could diversify the knowledge and experience on our Board. With the depth of expertise and leadership these two new independent directors bring from very different industries, I believe they do just that. It is a pleasure to welcome both Pat and Mark to the Board.”

Pineda served as Group Vice President of Hispanic Business Strategy for Toyota Motor North America, Inc. from 2013 to October 2016. Prior to that, she was Group Vice President of National Philanthropy for nine years. During her time at Toyota Motor North America, Pineda also served as General Counsel and Group Vice President of Administration, Corporate Advertising, Corporate Communications and Diversity. Pineda is currently a member of the Board of Directors of the Latino Corporate Directors Association and a member of the Board of Trustees for Earthjustice.

Since 1996, Gerstein has been a partner at Latham & Watkins, holding leadership positions including global chair of the Mergers & Acquisitions group, where he helped build the Latham & Watkins M&A Practice into a U.S. and global leader for public company transactions. He has counselled the directors and officers of Fortune 500 companies and other public companies on corporate governance (including ESG matters), investor relations, crisis management, domestic and cross-border mergers and acquisitions, and other strategic and capital markets matters. Mark was Chair and is currently a Board member of Youth Guidance, which works with children in urban public schools in Chicago and nationally. He also serves on the University of Michigan’s Dean’s Advisory Council at the School of Literature, Science and the Arts.

Learn more about Omnicom Group’s Board of Directors at https://www.omnicomgroup.com/about/corporate-governance.

About Omnicom Group Inc.
Omnicom Group (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 70 countries. Follow us on Twitter for the latest news.